Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of TerrAscend Corp., of our auditor’s report dated March 6, 2025 with respect to the consolidated financial statements of TerrAscend Corp. (and its subsidiaries) as at December 31, 2024 and 2023 and for each of the years in the three year period ended December 31, 2024, as included in the Annual Report on Form 10-K of TerrAscend Corp. for the year ended December 31, 2024, as filed with the United States Securities and Exchange Commission.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

November 20, 2025

Toronto, Canada